                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Salient 3 Communications, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         SALIENT 3 COMMUNICATIONS, INC.

                    P.O. Box 1498       Reading, Pa.  19603

          NOTICE OF ANNUAL MEETING OF HOLDERS OF CLASS B COMMON STOCK
                           TO BE HELD APRIL 29, 1998


   Notice is hereby given that the Annual Meeting of holders of Class B Common Stock of SALIENT 3 COMMUNICATIONS, INC. (the "Company") will be held at The Inn at Reading, 1040 Park Road North, Wyomissing, Pennsylvania, on Wednesday, April 29, 1998 at 11:00 o'clock in the morning (local time):

     1. For the election of three (3) directors of the Company;

     2. To consider a proposal to increase the number of shares of Company stock available under the Long Term Incentive Plan;

     3. To consider a proposal to increase the number of shares of Company stock available under the Directors' Stock Option Plan;

     4. To consider a proposal to increase the number of shares of Company stock available under the Direct Stock Purchase Plan;

     5. To consider a proposal to ratify the Board of Directors' selection of Arthur Andersen LLP as independent auditors for the year 1998; and

     For the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only holders of record of issued and outstanding shares of Class B Common Stock of the Company at the close of business on March 2, 1998 are entitled to notice of, and to vote at, the meeting. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

                    By order of the Board of Directors


                    Thomas F. Hafer

                    Secretary

Reading, Pennsylvania
Dated: April 9, 1998

   Stockholders are urged to sign, date and mail the enclosed Proxy promptly in the accompanying envelope. The Proxy is revocable at any time by a written instrument signed in the same manner as the Proxy and received by the Secretary of the Company at or before the Annual Meeting. If you attend the meeting, you may, if you wish, revoke your Proxy by voting in person.

                         SALIENT 3 COMMUNICATIONS, INC.

                    P.O. Box 1498       Reading, Pa.  19603
                                 (610) 856-5500

              PROXY STATEMENT ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING - APRIL 29, 1998


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Salient 3 Communications, Inc. (the "Company") for use at the Annual Meeting of holders of Class B Common Stock of the Company (the "Meeting") to be held at The Inn at Reading, 1040 Park Road North, Wyomissing, Pennsylvania, at 11:00 A.M. on Wednesday, April 29, 1998, and at any adjournment thereof. The Proxy Statement and form of Proxy are first being sent or given to stockholders on or about April 9, 1998.

   Only holders of record at the close of business on March 2, 1998 of the outstanding shares of the Company's Class B Common Stock are entitled to vote at the Meeting. The holders of a majority of the Class B Common Stock issued and outstanding and present in person or represented by proxy at the Meeting shall be requisite for and shall constitute a quorum. Only directors of the Company, "active employees" of the Company and its subsidiaries in which the Company owns, directly or indirectly, 100% of the voting shares, and certain trusts for the benefit of such employees, are entitled to hold Class B Common Stock. On March 2, 1998, there were outstanding of record 573,047 shares of the Company's Class B Common Stock. Such eligible stockholders are entitled on all matters to cast one vote for each share held of record. In addition, there were outstanding of record on such date 5,848,191 shares of the Company's Class A Common Stock, excluding treasury shares. Holders of Class A Common Stock are not eligible to vote at the Meeting.

   If the enclosed Proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the Proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted (1) for the election of directors, (2) for the proposal to increase the number of shares of Company stock available under the Long Term Incentive Plan, (3) for the proposal to increase the number of shares of Company stock available under the Directors' Stock Option Plan, (4) for the proposal to increase the number of shares of Company stock available under the Direct Stock Purchase Plan, (5) for the proposal to ratify the Board of Directors' selection of Arthur Andersen LLP as independent auditors for the year 1998, and, as the proxy holders may in their discretion determine, on any other matter which may properly come before the Meeting or any adjournment or adjournments thereof.

   Directors are elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy. Stockholders are not entitled to cumulative voting in the election of directors. An affirmative vote of a majority of shares of Class B Common Stock entitled to vote, present in person or represented by proxy, is required for approval of Proposals 2 through 5. Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a majority of the shares entitled to vote, present in person or represented by proxy. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card. Broker non-votes will have no effect on the outcome of any of the matters to be voted upon at the Meeting.

   STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 1998, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM THOMAS F. HAFER, SECRETARY OF THE COMPANY, AT SALIENT 3 COMMUNICATIONS, INC., P.O. BOX 1498, READING, PA 19603,
(610) 856-5500.

1.  ELECTION OF DIRECTORS

A.  NOMINEES FOR DIRECTOR

   The Board is classified into three classes of directors with staggered terms of office. Class I directors serve until the Annual Meeting in 1998; Class II directors until the Annual Meeting in 1999; and Class III directors until the Annual Meeting in 2000. At each Annual Meeting following the 1997 meeting, the successors to the class of directors whose term then expires shall be elected to hold office for a term expiring at the third succeeding Annual Meeting.

   At the 1998 Annual Meeting, three directors are to be elected to hold office until the Annual Meeting of Stockholders in 2001 and until their successors are elected and have qualified. It is the intention of the persons in the accompanying proxy to vote all shares represented thereby for the election of the three nominees listed below. Any stockholder who wishes to withhold from the proxy holder's authority to vote for the election of one or more directors may do so by marking his or her proxy to that effect. Should any nominee become unable to accept nomination or election, the proxy holders may exercise their voting power in favor of such other person or persons as the Board of Directors of the Company may recommend. The Board of Directors, however, has no reason to believe that any of the nominees listed below will be unable to serve as a director. Elections of directors are to be determined by a plurality vote.

   Two of the nominees are now directors of the Company. Their present positions with the Company as well as certain other information with respect to all nominees are set forth below:

                                                  Year In Which
                                                  First Became
        Name          Age  Position With Company    Director
--------------------  ---  ---------------------  -------------

John W. Boyer, Jr...   69        Director                  1984
Donald E. Lyons.....   68        Director                  1989

   Mr. Boyer retired in May 1993 as Chairman of Philadelphia Suburban Corporation whose principal subsidiary, Philadelphia Suburban Water Company, is a regulated water utility. Mr. Boyer served in various senior executive positions with that company since 1981. He is a director of Philadelphia Suburban Corporation, Betz Laboratories, Inc. and Rittenhouse Trust Company. Since 1993, Mr. Boyer has been Distinguished Visiting Professor of Finance, Eastern College, St. Davids, Pennsylvania.

   For five years prior to his retirement in 1987, Mr. Lyons served as Chief Executive Officer and President of the Power Systems Group of Combustion Engineering, Inc., a supplier of technology, equipment and services to the power and process industries. Mr. Lyons is also Chairman of the Board of CANISCO Resources, Inc.

   The nonincumbent nominee, Mr. Dennis E. Foster, 57, has been President and Chief Executive Officer of 360 Degrees Communications Company, formerly Sprint Corporation's cellular and wireless division, since January 1996. Mr. Foster joined Sprint in 1992 as Senior Vice President of operations for its local telecommunications division and became President and Chief Operating Officer of its cellular and wireless division in March 1993. Prior to joining Sprint, Mr. Foster held management positions in the areas of marketing, regulatory and corporate strategic planning, as well as operational assignments with AT&T and GTE. He serves as Chairman of the Board of the Cellular Telephone Industry Association's Foundation for Wireless Telecommunications. He also serves on the board of trustees of Rush-Presbyterian St. Luke's Medical Center in Chicago and the University of Findlay in Ohio.

The other members of the Board who are not nominees for election at the Meeting are as follows:

                                                                                  Year In Which
                                                                                  First Became
                  Name                    Age        Position With Company          Director
----------------------------------------  ---  ---------------------------------  -------------

Timothy S. Cobb.........................   56  Chairman of the Board, President,           1993
                                               Chief Executive Officer and Director
Robert E. LaBlanc.......................   64              Director                        1997
Paul H. Snyder..........................   51    Senior Vice President, Chief              1995
                                                 Financial Officer and Director
Donald K. Wilson, Jr....................   62              Director                        1990

   Mr. Cobb has been Chairman of the Board since July 1995, Chief Executive Officer of the Company since March 1994, and President and Chief Operating Officer of the Company since October 1993. He served as President of Gilbert/Commonwealth, Inc., then a subsidiary of the Company, from January 1991 to September 1993 and as President of GAI-Tronics, a subsidiary of the Company, from June 1988 to December 1991. Mr. Cobb is a Class III director whose term expires at the Annual Meeting in 2000.

   Mr. LaBlanc has served as President of Robert E. LaBlanc Associates, an information technologies consulting and investment banking firm, since 1981. Prior to that, he was Vice Chairman of Continental Telecom, Inc., a major telecommunications services company now merged with GTE. Mr. LaBlanc began his career in the former Bell System and served as telecommunications analyst and general partner with Salomon Brothers, Inc. before joining Continental. Mr. LaBlanc is a Class III director whose term expires at the Annual Meeting in 2000.

   Mr. Snyder was appointed Vice President of the Company in September 1995 and Senior Vice President in February 1997. He has been Chief Financial Officer of the Company since August 1995. He served as Vice President and Chief Financial Officer of The Dreyfus Corporation from August 1994 until joining the Company. For more than five years prior to joining Dreyfus, Mr. Snyder served as Senior Vice President and Chief Financial Officer of Mellon PSFS. Mr. Snyder is a Class II director whose term expires at the Annual Meeting in 1999.

   Mr. Wilson retired in 1994 as Executive Vice President of The Hartford Steam Boiler Inspection and Insurance Company, which is engaged in insurance underwriting, investments and engineering. Mr. Wilson had served in various executive positions with that company since 1970. He is also a director of Mechanics Savings Bank in Hartford, Connecticut, and Spencer Turbine Company in Windsor, Connecticut. He is presently serving as a consultant with American Phoenix Corporation of Connecticut. Mr. Wilson is a Class II director whose term expires at the Annual Meeting in 1999

B.  MEETINGS AND COMMITTEES OF DIRECTORS

   The Board of Directors held a total of nine regular and special meetings during 1997. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees of the Board held while he was a member thereof.

   The Board of Directors has established the following committees:

   An audit committee consisting of J.A. Sutton, Chairman (resigned from the Board September 24, 1997), D.K. Wilson, Jr., and D. E. Lyons which held two meetings in 1997. This committee is primarily concerned with the effectiveness of the Company's internal financial control systems and of the audits of the Company's financial statements by the Company's independent accountants. Its duties include recommending the selection of independent accountants; reviewing the scope of audits to be conducted by independent accountants and internal auditors and the results of such audits; and appraising the Company's financial reporting activities and accounting policies.

   An executive development committee consisting of J. W. Boyer, Jr., Chairman,
R. E. LaBlanc, and J.A. Sutton (resigned from the Board September 24, 1997) which held two meetings in 1997. The committee assists the Board in structuring compensation and incentive plans for management, and assists management in the review of candidates, succession and development of directors, officers and management. Its duties include reviewing and recommending to the Board compensation and other benefits for directors, officers and management; serving as any committee required by incentive compensation plans for such Company personnel; and reviewing with the Chief Executive Officer the internal organization and key manpower planning and development of the Company.

   The Board of Directors has not formed a separate standing nominating committee.

C.  BENEFICIAL OWNERSHIP OF EQUITY SECURITIES BY CERTAIN PERSONS

   As of March 2, 1998, the number and percentage of equity securities of the Company beneficially owned by (i) each of the directors or nominees for director, (ii) each Executive Officer named in the Summary Compensation Table,
(iii) all Executive Officers and directors of the Company as a group and (iv) all holders of more than five percent (5%) of the Class B Common stock are set forth in the following table:

                                              CLASS B              PERCENTAGE     CLASS A      PERCENTAGE
          Individuals                       COMMON STOCK          OF CLASS (1)  COMMON STOCK   OF CLASS(1)
          -----------                     ----------------        ------------  ------------  -------------
J. W. Boyer, Jr....................        3,000  (2)                 *%         1,500            *
T. S. Cobb.........................      174,671  (2)(3)(4)         27.5            ---         ---
D. E. Foster.......................          ---                     ---            ---         ---
T. F. Hafer........................       57,709  (2)(3)(4)          9.7            ---         ---
R. E. LaBlanc......................        1,000                       *            ---         ---
D. E. Lyons........................        5,960  (2)                1.1            ---         ---
P. H. Snyder.......................       57,144  (2)(3)(4)          9.7            ---         ---
D. K. Wilson, Jr...................        7,895  (2)                1.4            ---         ---

All Executive Officers, directors
 as a group........................      307,379  (2)(3)(4)         44.8          1,500           *

Merrill Lynch & Company  (5)             284,167                    49.6        125,852         2.2

R.S. Newlan                               40,830  (6)                  7            ---         ---
G.E. Troendle                             52,121  (6)                8.9            ---         ---
-------------

(1) Asterisks indicate beneficial ownership of less than 1% of the outstanding shares of the class.

(2) Includes options held by Messrs. Boyer, Cobb, Hafer, Lyons, Snyder and Wilson to purchase 3,000, 62,867, 22,250, 3,000, 16,000, and 6,000 shares, respectively, of Class B Common Stock exercisable within 60 days.

(3) Includes shares purchased through March 2, 1998 on behalf of Mr. Cobb, Mr. Snyder and Mr. Hafer under the Company's Stock Purchase Program and shares for Mr. Hafer from contributions to the Payroll Stock Ownership portion of the Retirement Savings Plan.

(4) Includes awards through March 2, 1998 of 58,500 shares of restricted stock for Mr. Cobb and 21,500 shares of restricted stock each for Mr. Snyder and Mr. Hafer. 20,000 of the restricted shares for Mr. Cobb and 8,000 each for Mr. Snyder and Mr. Hafer are subject to stockholder approval of Proposal 2 described later in this Proxy Statement.

(5) Merrill Lynch & Company, 265 Davidson Avenue, Somerset, NJ 08873 holds through controlled nominees shares of the Company's Class B and Class A Common Stock as trustee on behalf of present and past employees pursuant to various employee benefit plans of the Company.

(6) The shares owned by R.S. Newlan and G.E. Troendle, respectively President and Executive Vice President of Resource Consultants, Inc., 1960 Gallows Road, Vienna, Virginia 22182, a subsidiary of the Company, include (i) options held by Messers. Newlan and Troendle to purchase 13,500 and 12,100 shares, respectively, of Class B Common Stock exercisable within 60 days and
    (ii) shares purchased through March 2, 1998 on behalf of Messrs. Newlan and Troendle under the Company's Stock Purchase Program and the Resource Consultants, Inc. 401(k) Profit Sharing Plan.

D.  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Board Committee Report on Executive Compensation

   The Executive Development Committee of the Board assists the Board in structuring compensation arrangements and incentive plans for the officers and senior management of the Company. Decisions on compensation and the grant of incentives are generally made by the members of the Committee, each of whom is a non-employee director. All decisions by the Committee relating to the compensation and incentives for the Company's officers are submitted to the full Board for ratification or revision. Set forth below is the Committee's report on the 1997 compensation of the Executive Officers of the Company.

 Compensation Policies Toward Executive Officers

  Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the allowable tax deduction of compensation paid by a publicly-held corporation to its chief executive officer and its other four most highly compensated executive officers employed at year-end, subject to certain pre-established objective performance-based exceptions. The Committee intends to take Section 162(m) into account when formulating its compensation policies for the Company's Chief Executive Officer and its two other Executive Officers and to comply with
Section 162(m), if and where the Committee determines compliance to be practicable and in the best interests of the Company and its stockholders.

   The Committee utilizes the services of Sibson & Company, Inc., independent compensation consultants, on an ongoing basis.

   The Committee has established a compensation policy for the Company as follows:

 .   Salary will be the basic compensation mechanism.
 .   The Annual Incentive Program, discussed below, will be used to provide specific growth oriented incentives and rewards for achieving targeted performance.
 .   Grants of stock options and/or restricted stock, coupled with a loan program approved by stockholders in 1996, will be used to align management's interests with stockholders' interests and encourage long-term investment and interest in overall Company performance.
 .   Other benefit programs will be used to encourage ownership and retention of
    Company stock by management personnel and employees generally.

     The Committee applies these policies directly to the Executive Officers, presidents of the Company's subsidiaries and certain other management personnel. The Committee also reviews the compensation policies and practices of the subsidiaries for general alignment and appropriateness across and between subsidiary units.

  Relationship of Performance Under Compensation Plans

   Salaries

   Each year the Committee evaluates the salaries of the officers of the Company. These are compared with information available about salaries in the Company's industry, trends in executive salaries, and the performance of the individuals. Depending upon the officer involved, the Committee may utilize salary information relating to comparable companies or companies in other businesses in which subsidiaries of the Company are engaged. The various factors considered in the salary increase decision are not formally weighted and the Committee uses subjective judgment in making its decisions.

   The salary levels for Mr. Cobb and the other Executive Officers were slightly above the median for companies within the same industry and of comparable size to the Company. No salary increases were granted in 1997 to Mr. Cobb, Mr. Snyder or Mr. Hafer.

   Annual Incentive Program

   In addition to the Executive Officers, the officers and key management of the Company and its subsidiaries participate in an annual incentive program. Under the program, incentive awards are made annually based on performance measured against predetermined targets. For 1997, the targets for Executive Officers were based on achieving financial performance levels related to the earnings per share from continuing operations of the Company. In 1997, Mr. Cobb had a maximum incentive opportunity equal to 100% of his salary and Messrs. Snyder and Hafer had maximum incentive opportunities equal to 70% of their salaries. None of the Executive Officers received an incentive award under this program for 1997.

  The Board did award Messrs. Hafer and Snyder a bonus of 10% of their 1997 salary for their efforts throughout the year in selling a major portion of the Company's real estate, marketing and selling certain subsidiary companies and acquiring others in the telecommunications industry.

   Stock Incentive Plans

   Stock Options

   In 1997, 502,100 stock options were granted to 119 employees, managers and officers of the Company. The Executive Officers and others each received options potentially exercisable for shares of the Company's Class B Common Stock. The options for Messrs. Cobb, Snyder and Hafer and certain other employees were awarded in January and December, 1997 and were based on each individual's position and performance during 1996 and 1997 respectively. Options were granted to certain other individuals, either as a condition of employment with the Company or as a result of an acquisition by the Company. The options granted to Messrs. Cobb, Snyder and Hafer represented 19.9%, 8% and 6.8%, respectively, of the total options granted.

   Restricted Stock

   In 1997, 80,000 shares of restricted stock were awarded to 7 officers and managers of the Company. 39,000 shares of the Company's Class B Common Stock were awarded in January 1997 based on the individuals' performances in 1996.
The shares and dividends relating to the January 1997 award are not available to the recipients until the end of fiscal 2006; however, grant restrictions on all or a portion of the shares could lapse at the end of 1999 if predetermined, specific cumulative earnings per share targets are achieved. 41,000 shares of the Company's Class B Common Stock were awarded in December 1997 based on the individuals' performances in 1997. These shares will not be available to the recipients until the end of 2007, subject to possible release of the restrictions at the end of 2000 if predetermined, specific cumulative earnings per share targets are achieved.

   The shares issued to Messrs. Cobb, Snyder and Hafer represent 50%, 19.4%, and 19.4%, respectively, of the total restricted shares awarded.

   Stock Purchase Assistance Plan

   Selected key executives of the Company and certain subsidiaries may be extended Company loans for the purpose of acquiring Company stock as well as to refinance loans previously incurred in the purchase of Company stock. All loans are full recourse loans, evidenced by promissory notes, and secured by the shares purchased or refinanced with loan proceeds. Loan interest, at the Company's approximate cost of borrowing, is payable quarterly with principal payments generally due in 10 equal annual installments.

   Under the provisions of the Plan, $475,000 was advanced to two individuals during 1997 for the purchase of Company stock. An advance to Mr. Cobb represented 48.4% of the total.

  It is the intent of the Company that stock purchased as a result of the exercise of options, receipt of restricted stock and stock acquired with proceeds of Company loans will be held by the executives as long-term personal assets. The Company believes that this will align management's interest with stockholders' interests in the future performance of the Company. Based on certain minimum collateral requirements, stock purchased with a loan from the Stock Purchase Assistance Plan is held by the Company until the loan is repaid. Restricted stock is held by the Company until the stock vests. However, there are no contractual or other restrictions limiting the disposition of such stock thereafter.

                        EXECUTIVE DEVELOPMENT COMMITTEE
                          JOHN W. BOYER, JR., CHAIRMAN

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

   Prior to 1997, the Company had announced its intention to focus its business on the manufacturing and sales of telecommunications equipment and services. In the first quarter of 1997, the Company elected discontinued operations accounting treatment for SRA Technologies, Inc. (SRA) and Resource Consultants, Inc. (RCI), its two remaining subsidiaries not in the telecommunications field, and for its real estate holdings. By the middle of 1997, SRA and most of the company's real estate had been sold and negotiations for the sale of RCI were underway.

   As a result, the Peer Group used to compare returns to Company stockholders up to 1997 is no longer appropriate since it focused on technical and consulting services. For 1997 and the future, the Company will use a new Peer Group made up of all of the companies in the S & P Small Cap 600 Communications Equipment Companies Index. This group, with its emphasis on telecommunications equipment and containing several direct competitors of the Company's telecommunications subsidiaries, will provide a more accurate comparison for the returns on Company stock. The chart below includes the new Peer Group as well as the old Peer Group. The old Peer Group is made up of companies contained within the Standard Industry Code 8711 which must file an Annual Report with the Securities and Exchange Commission. Use of the old Peer Group will be discontinued hereafter.

   The following graph shows the cumulative total stockholder return on the Company's Class A Common Stock over the last five fiscal years as compared to the returns of the Nasdaq Stock Market Index and the Peer Groups just described. The graph assumes $100 was invested on December 31, 1992 in each company involved and all dividends were reinvested.

                           [LINE CHART APPEARS HERE]

                                            CUMULATIVE TOTAL RETURN
                                 ----------------------------------------------
                                  12/92  12/93  12/94  12/95  12/96  12/97

SALIENT 3 COMMUNICATIONS, INC.      100     81     78     73     84     77

OLD PEER GROUP (PRE 1997)           100     82     60     73     81     75

NEW PEER GROUP (1997)               100    133    150    241    252    215

NASDAQ STOCK MARKET - US            100    171    204    245    285    345




SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for fiscal 1997, 1996 and 1995, the cash compensation paid by the Company, as well as other compensation paid, accrued or awarded for those years, to the Company's Chief Executive Officer and to each of the remaining most highly compensated Executive Officers whose total annual salary and bonus exceeded $100,000 in fiscal 1997 (collectively, the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                       -------------------------------
                                                                    AWARDS
                                          ANNUAL       --------------------------------
                                       COMPENSATION         RESTRICTED       SECURITIES
       NAME AND                     -------------------       STOCK          UNDERLYING      ALL OTHER
  PRINCIPAL POSITION          YEAR  SALARY($)  BONUS($)      AWARDS($)      OPTIONS(#)(1)   COMPENSATION($)
----------------------        ----  --------- ----------  ----------------  --------------  ---------------
T. S. COBB                    1997  390,000          0      540,000 (2)       100,000         29,300 (3)
PRESIDENT & CHIEF             1996  389,423    390,000      231,250            37,000         28,846
EXECUTIVE OFFICER             1995  374,998     95,700          ---            60,000         28,904

P. H. SNYDER                  1997  200,000     20,000      208,875 (2)        40,000         24,300 (3)
SR. VICE PRESIDENT &          1996  199,615    100,000       75,000            12,000         32,800
CHIEF FINANCIAL OFFICER       1995   89,423     60,000          ---            10,000         10,357

T. F. HAFER                   1997  195,000     19,500      208,875 (2)        34,000         24,300 (3)
SR. VICE PRESIDENT, GENERAL   1996  194,615     97,500       75,000            12,000         23,846
COUNSEL & SECRETARY           1995  169,808     50,200          ---             4,000         23,904

(1) See footnote 1 to the following Stock Option table.

(2) Restricted stock was awarded in January and December 1997. Mr. Cobb received a total of 40,000 shares, Mr. Snyder 15,500 shares and Mr. Hafer 15,500 shares. All restricted stock is Class B Common Stock and will vest and be distributed at the end of ten years or at the end of the three year period following the award if certain earnings per share goals are met for that period. Any dividends on the stock will be held by the Company and distributed when the stock vests. 20,000 of the restricted shares for Mr. Cobb and 8,000 restricted shares each for Mr. Snyder and Mr. Hafer are subject to stockholder approval of Proposal 2 described later in this Proxy Statement. The aggregate value at the end of fiscal 1997 of the 58,500 shares of restricted stock held by Mr. Cobb was $658,125, $241,875 for the 21,500 shares held by Mr. Snyder, and $241,875 for the 21,500 shares held by Mr. Hafer.

(3) Includes in 1997: (a) for Mr. Cobb, Mr. Snyder, and Mr. Hafer, Company contributions of $11,200 to each of their accounts under the Company's Retirement Savings Plan and $3,100 to each of their accounts in the Company's Stock Purchase Program; (b) for Mr. Cobb, Mr. Snyder and Mr. Hafer, taxable expense reimbursements of $15,000, $10,000 and $10,000, respectively.

STOCK OPTIONS

   The following table contains information concerning the stock options granted to Executive Officers during 1997 under the Company's Long Term Incentive Plan:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                 ---------------------------------------------------------     POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                               PERCENT OF                                          ANNUAL RATES OF
                  NUMBER OF       TOTAL                                           STOCK PRICE
                 SECURITIES      OPTIONS                                        APPRECIATION FOR
                 UNDERLYING    GRANTED TO                                         OPTION TERM ($)
                   OPTIONS    EMPLOYEES IN  EXERCISE PRICE  EXPIRATION           ----------------
   NAME         GRANTED(1)       1997       PER SHARE ($)      DATE              5%              10%
--------------  ----------    -----------   -------------   --------------     -------        ---------
T. S. COBB          50,000           9.96%         14.25        1/6/07        448,087        1,135,542
                    50,000           9.96          12.75        12/10/07      400,920        1,016,011

P. H. SNYDER        20,000           3.98          14.25        1/6/07        179,235          454,217
                    20,000           3.98          12.75        12/10/07      160,365          406,404

T. F. HAFER         17,000           3.39          14.25        1/6/07        152,350          386,084
                    17,000           3.39          12.75        12/10/07      136,313          345,444
-------------

(1) Options cannot be exercised for at least two years from the date of grant. The exercise price is the fair market value of the stock on the date of grant. The options granted December 10, 1997 are subject to stockholder approval at the Meeting of an increase in the number of shares available under the Long Term Incentive Plan. See Proposal 2.

AGGREGATE OPTION EXERCISES AND YEAR-END VALUES

   The following table shows stock options exercised by Executive Officers during 1997, including the aggregate value of any gains on the date of exercise. In addition, this table includes the number of shares of Class B Common Stock covered by both exercisable and non-exercisable stock options as of January 2, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of outstanding stock options and the year-end price of Company Class A Common Stock.

              AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                             NO. OF  SHARES UNDERLYING       VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                               AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                                           -----------------------------  ---------------------------
                    SHARES
                   ACQUIRED       VALUE                        NOT                          NOT
     NAME       ON EXERCISE(#)  REALIZED($) EXERCISABLE  EXERCISABLE(2)  EXERCISABLE  EXERCISABLE(2)
--------------  --------------  ---------  -------------  --------------  -----------  --------------

T. S. COBB               ----        ----         44,367      165,133            ----          ---
T. F. HAFER              ----        ----         16,250       46,000            ----          ---
P. H. SNYDER             ----        ----         10,000       52,000            ----          ---
------------

(1) Determined by deducting the exercise price from the January 2, 1998 market price of the Company's common stock.

(2) Future exercise is subject to continued employment by the Company for at least two years from the date the options were granted, subject to acceleration for retirement, death or total disability.

COMPENSATION COMMITTEE INTERLOCKS

   There were no Executive Development Committee interlocks during 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

   The Company has no formal contracts of employment with its Executive Officers. In 1989, the Board of Directors adopted a Benefit Equalization Plan which provides supplemental retirement income to several retired officers of the Company and its subsidiaries. In 1997, the Board added Messrs. Cobb, Snyder and Hafer to the Plan. Payments under the Plan will be made to those three Executive Officers only to the extent that income from Social Security, the Company-paid portions of Company retirement plans, the value of any restricted stock which has vested by the passage of time, and retirement income plans of other employers do not equal 50% of an individual's average annual salary for the three highest paid years. In the event of a change of control, as defined in the Plan, any payments due will be accelerated, such payments being essentially the present value of the stream of payments which would have been made had there been no change of control. The Plan is unfunded and terminates for an individual upon termination of employment for any reason other than retirement, death or disability.

DIRECTOR COMPENSATION

   Each Board Member, other than officers of the Company, receives an annual retainer of $18,000; committee chairmen receive an additional $5,000. Each such director also receives $1,000 for each committee or Board meeting attended. Messrs. Boyer and Lyons each received a $1,000 fee for a special assignment in 1997.

   In 1996, the Board adopted and the Stockholders approved the Directors' Stock Option Plan. Under the terms of that plan, each non-employee Board member may elect to receive stock options in lieu of all or a specified portion of his annual retainer to be earned during that year.

2. PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE LONG TERM INCENTIVE PLAN.

   The Long Term Incentive Plan was adopted by the Board of Directors and approved by the stockholders in 1996. The purposes of the Plan are to provide long term incentive compensation to officers, executives and other key employees who contribute to the growth and success of the Company and its subsidiaries; to attract and retain individuals of outstanding ability; and to align the interests of such officers, executives and other key employees with the interests of the Company's stockholders. Participants are selected by a committee of the Board. Although the Plan permits awards to be made to any employee of the Company, the committee has limited participation in the plan to employees holding positions of significant responsibility or whose performance or potential will benefit the future success of the Company. Approximately 120 employees currently occupy positions which would be considered for awards under the Plan.

  Since the Plan's adoption on March 15, 1996, 80 employees of the Company have received stock awards under the Plan. All have received restricted stock and/or non-statutory stock options. 59 of the employees receiving awards are from subsidiary companies acquired since the Plan was adopted. Of the 500,000 shares of Company common stock originally available under the Plan, 75,500 have been awarded as restricted stock and options have been granted on 419,750 shares under the Plan, leaving 4,750 shares available for future awards.

  The Board believes that the Plan has helped the Company compete for and retain high-caliber personnel. This is particularly important in this acquisition phase of the Company's growth when it is vital to retain key employees of new subsidiaries. The Board believes that it is in the best interest of the Company to continue the Plan. To do this, it is necessary to make additional shares of the Company available for Plan awards. Accordingly, the Board recommends that the stockholders approve the addition of 600,000 shares of Company common stock for use by the Plan.

  Currently, the Plan limits restricted stock awards to 230,000 of the original 500,000 shares available, which is 46% of the total. With the addition of 600,000 shares to the Plan, the Board believes it is reasonable to increase the restricted stock limit to 506,000 shares, retaining the 46% limit effectively contained within the Plan.

  Awards under the Plan may be in the form of any of the following: non-statutory stock options; incentive stock options; restricted stock; performance units; stock equivalent units; dividend equivalents; stock appreciation rights; and other stock-based awards. All stock awards are in common stock of the Company. No single participant may receive awards (i) in the form of options and/or stock appreciation rights with respect to more than 20% of the available shares and (ii) for more than 40,000 shares of restricted stock in any one year.

  The Plan provides that the option price pursuant to which common stock of the Company may be purchased will not be less than 100% of the fair market value of the Company's Class A Common Stock on the date the stock option is awarded. On March 2, 1998, the fair market value of the Class A Common Stock as reported on the Nasdaq Stock Market was $11.625. The term of each option may not exceed 10 years and will be fixed by the committee.

  The members of the committee of the Board who select participants can not receive awards under the Plan. The Board may amend, suspend or terminate the Plan at any time. No award may be made under the Plan after March 15, 2006.

  No amendments of the Plan are proposed other than the addition of the 600,000 shares to be available for awards under the Plan and increasing the restricted share limit to 506,000 shares.

3. PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE
   DIRECTORS' STOCK OPTION PLAN.

   The Directors' Stock Option Plan was also approved by the stockholders in 1996. The Plan is intended to encourage and enable acquisition of Company stock by directors in order to promote a close identity of interests between the Company, its directors and its stockholders. All non-employee directors are eligible to participate in the Plan. There are currently four persons so eligible, and this will increase by one if Mr. Foster is elected at the Meeting. Options are granted automatically on the first day of each Plan year which begins July 1. Options are issued to each director who has filed an election to receive stock options in lieu of all or a specified portion of his annual retainer to be earned during the next Plan year. Options granted under the Plan will entitle the optionee to purchase shares of Company common stock at a price equal to 75% of the fair market value of the stock on the date of grant. The number of options for shares of stock each director will be entitled to receive is determined by dividing such director's annual retainer (or the portion thereof which the director has elected to receive as stock options) by 25% of the fair market value of a share of Company Class A Common Stock. Options granted have a term of 20 years but may not be exercised before the twelve-month anniversary of the date upon which they were granted. Of the 50,000 shares originally available for the Plan, 29,400 options have been awarded to five directors. The 20,600 shares remaining available are expected to be inadequate for future awards of options under the Plan. The Board proposes to amend this Plan by increasing the available shares by an additional 75,000 shares of Company stock. No other amendments to the Plan are proposed.

4. PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE DIRECT STOCK PURCHASE PLAN.

   The Direct Stock Purchase Plan began in 1991 as a means by which employees of the Company and its subsidiaries could purchase Class B Common Stock of the Company directly from the Company and avoid paying brokerage commissions. At present, 2,100 employees can participate in the Plan. The purchase price is the closing price for Company Class A Common Stock as published in the last issue of the Wall Street Journal preceding the date of purchase. The Company made available 200,000 shares of stock under the Plan for this purpose, of which 20,901 remain. The Company is benefited by making it convenient for employees to invest their own funds in the stock of the Company and proposes to amend this Plan by increasing the available shares by an additional 100,000 shares of Company stock. No other amendments to the Plan are proposed.

5. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1998.

   The Board of Directors has selected the firm of Arthur Andersen LLP, independent accountants, to audit the accounts of the Company for the year 1998 and requests that such selection be ratified by stockholders. Although submission to stockholders of the appointment of the independent auditors is not required by law, the Board of Directors, in accordance with its long-standing policy of seeking annual stockholder ratification of the selection of auditors, believes it appropriate that such selection be ratified by the stockholders. The Company has been advised that neither that firm nor any of its partners has any material direct or indirect relationship with the Company or its subsidiaries.

   A representative from Arthur Andersen will attend the Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 THROUGH 5.

STOCKHOLDER PROPOSALS

   If a holder of Class B Common Stock has a proposal which he or she intends to present at the 1999 Annual Meeting, it must be received by the Company on or before December 9, 1998 in order to be considered for inclusion in the Company's Proxy Statement and Proxy for such meeting. Stockholder proposals should be submitted to Thomas F. Hafer, Secretary of the Company, at the address indicated on the first page of this Proxy Statement.

OTHER MATTERS

   The Board of Directors does not intend to bring any other matter before the Meeting and has not been informed of any other business which others may bring before the Meeting. However, if any other matters should properly come before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters as they, in their discretion, may deem advisable.

   The Company will pay all costs of soliciting Proxies in the accompanying form. Solicitation will be made by mail, and officers and other employees of the Company may also solicit Proxies by telephone, telecopy or personal interview.

                                     By order of the Board of Directors,



                                           Thomas F. Hafer,

                                              Secretary
April 9, 1998

                        SALIENT 3 COMMUNICATIONS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING APRIL 29, 1998

The undersigned hereby appoints TIMOTHY S. COBB and PAUL H. SNYDER, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of Salient 3 Communications, Inc. to be held on Wednesday, April 29, 1998, and at any adjournment thereof, and to there vote, as indicated below, all shares of Class B Common Stock that the undersigned would possess if personally present.

MARK ALL CHOICES LIKE THIS [X] SIGN AS YOUR NAME APPEARS ON YOUR STOCK, DATE AND RETURN IN ENCLOSED ENVELOPE.

1. Election of Directors  [_] Vote for all (except as marked to the contrary below)
                          [_] Withhold from voting for all

         [_] J.W. Boyer, Jr.    [_] D.E. Foster   [_] D.E. Lyons


                                         For     Against     Abstain
2. Proposal to Approve amendment
   of the Long Term Incentive            [_]       [_]         [_]
   Plan by adding 600,000 shares.

                                         For     Against     Abstain
3. Proposal to Approve amendment
   of the Directors' Stock Option        [_]       [_]         [_]
   Plan by adding 75,000 shares.

                                         For     Against     Abstain
4. Proposal to Approve amendment
   of the Direct Stock Purchase          [_]       [_]         [_]
   Plan by adding 100,000 shares.

                                         For     Against     Abstain
5. Proposal to Ratify the Board's
   selection of Arthur Andersen LLP      [_]       [_]         [_]
   as independent auditors for 1998.


----------------------------     -------------------------------  ---------
SIGNATURE OF STOCKHOLDER         PLEASE PRINT YOUR NAME ALSO         DATE